Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS FINANCIAL RESULTS FOR THE

NINE MONTHS AND QUARTER ENDED JULY 31, 2008

DENVER, COLORADO, September 15, 2008 – CREDO Petroleum Corporation (NASDAQ: CRED) today reported financial results for the nine months and the quarter ended July 31, 2008.

For the nine months ended July 31, 2008, the company reported the following highlights:

•                  Record adjusted net earnings of $4,980,000 compared to $4,736,000 last year

•                  Record adjusted revenues of $13,422,000 compared to $12,993,000 last year

•                  Record adjusted EBITDA of $9,505,000 compared to $9,427,000 last year

For the third quarter ended July 31, 2008, the company reported the following financial results:

•                  Adjusted net earnings of $1,155,000 compared to $1,395,000 last year

•                  Adjusted revenues of $3,819,000 compared to $4,047,000 last year

•                  Adjusted EBITDA of $2,437,000 compared to $2,834,000 last year

The adjusted amounts shown above include “realized” hedging gains and losses as follows:  $1,024,000 loss for the nine months ended July 31, 2008 compared to a $1,187,000 gain last year; and $1,876,000 loss for the third quarter compared to a $201,000 gain last year.

Adjusted amounts exclude the “unrealized”, non-cash, mark to market gains and losses for future period natural gas hedges.  A reconciliation of the adjusted amounts to comparable GAAP measures is included at the end of this release.

MANAGEMENT COMMENT

James T. Huffman, Chief Executive Officer, stated, “We have had a good year despite the adverse effect of natural gas price volatility on our hedging transactions, and we have had an excellent year excluding such transactions, with operating income up 46% for the first nine months and up almost 100% for the third quarter.  We are also making solid progress on Calliope as we actively discuss detailed commercial structures with joint venture partners.  Also, after delays caused by shortages in field services, we are in the process of bringing eight new wells on line, and we have begun the first of 12 wells that are scheduled to be drilled during the next few months.

“Recent extreme volatility in natural gas prices has created wide swings in the mark to market value of CREDO’s hedges.  For example, unrealized hedging losses at the end of the second quarter had substantially reversed by the end of the third quarter, and today we have a significant unrealized gain on open contracts.  Because of such price volatility and to secure strong and consistent performance, CREDO has often hedged a significant portion of its natural gas production over a rolling 12 month period.  We believe that this creates confidence and credibility with all of our constituencies.  Our strong financial position allows us to structure our hedging agreements so that cash margins are generally not required.”

NINE MONTHS ENDED JULY 31, 2008

For the nine months ended July 31, 2008, on an unadjusted basis (including the effects of hedging gains and losses), net income was $4,036,000, or $.42 per diluted share, on revenues of $14,446,000.  For the same period last year, net income was $5,038,000, or $.54 per diluted share, on revenues of $11,806,000.  Unadjusted EBITDA was $8,196,000 for the nine months ended July 31, 2008 compared to $9,850,000 last year.

The non-cash effect of the unrealized mark to market loss on natural gas hedges totaled $1,309,000 ($944,000 net of tax) for the nine months in 2008 compared to a hedging gain last year totaling $423,000 ($302,000 after tax).  Without the effect of this item, CREDO’s adjusted net earnings were a record $4,980,000, or $.52 per diluted share, compared to $4,736,000, or $.50 per diluted share, last year.

THIRD QUARTER ENDED JULY 31, 2008

For the third quarter, on an unadjusted basis (including the effects of hedging gains and losses), net income increased to $3,343,000, or $.34 per diluted share, on revenues of $5,695,000.  This compares to net income of $2,447,000, or $.26 per diluted share, last year on revenues of $3,846,000.  Unadjusted EBITDA increased 27% to $5,452,000 for the third quarter 2008 compared to $4,300,000 last year.

Unrealized hedging losses at second quarter-end substantially reversed by third quarter end.  That reversal generated a non-cash unrealized mark to market hedging gain totaling $3,015,000 ($2,188,000 net of tax) which compares to a hedging gain of $1,466,000 ($1,052,000 after tax) last year.  Without the effect of this item, CREDO’s adjusted net earnings were $1,155,000, or $.12 per diluted share, compared to $1,395,000, or $.15 per diluted share, last year.

OIL PRODUCTION VOLUMES RISE

WHILE NATURAL GAS VOLUMES ARE LOWER

Oil production increased 14% for the first nine months, following a 19% increase last year.  For the first nine months, oil production was 42,500 barrels compared to 37,200 barrels last year.  Natural gas production fell 19% to 1.22 Bcf (billion cubic feet) compared to 1.52 Bcf last year.

For the third quarter, oil production was 13,400 barrels, an 11% increase over last year’s 12,100 barrels.  Natural gas production fell 20% to 396 MMcf compared to 494 MMcf last year.  On a six to one energy equivalency basis, combined production denominated in equivalent natural gas units fell 15% to 1,476 MMcfe (million cubic feet of gas equivalent) compared to 1,740 MMcfe last year.

Huffman further stated, “While we are achieving the vast majority of our goals, we have not yet arrested the production decline caused by two exceptionally high rate discoveries which are depleting at a rapid rate.  The timing of bringing on eight new wells has been hampered by shortages of field services, and we have experienced unusual delays for rigs to drill new wells.  We believe these problems have substantially abated which will allow us to get the eight new wells on line.  In addition, we have commenced drilling the first of 12 wells scheduled for the next few months.”

PRODUCT PRICES REMAIN STRONG

For the nine months, wellhead oil prices climbed 80% to $101.66 per barrel compared to $56.52 last year.  Net wellhead natural gas prices rose 38% to $8.19 per Mcf compared to $5.95 last year.  Realized hedging transactions resulted in a loss of $.32 per Mcf compared to a $.77 hedging gain last year.  Accordingly, total natural gas price realizations, including realized hedging transactions, increased 17% to $7.87 per Mcf compared to $6.72 last year.

For the third quarter, wellhead oil prices climbed 97% to $122.91 per barrel compared to $62.36 last year.  Net wellhead natural gas prices rose 74% to $10.09 per Mcf compared to $5.80 last year.  Realized hedging transactions generated a loss of $3.13 per Mcf compared to a $.41 gain last year.  Total natural gas price realizations, including realized hedging transactions, increased 12% to $6.96 per Mcf compared to $6.21 last year.

At July 31, 2008, open hedge positions for production months after third quarter-end totaled 1,060 MMBtu covering the production months of September 2008 through October 2009.  In the aggregate, these hedges are intended to cover the company’s estimated future production for the applicable months hedged as follows:  approximately 50% for the Fall and Winter of 2008/2009 and approximately 30% for the Spring, Summer and Fall of 2009.  The monthly hedge prices (NYMEX basis) range from an average of approximately $9.50 for the Fall and Winter months of 2008/2009 and $8.20 for the Spring, Summer and Fall months of 2009.

All open hedge contracts are indexed to the NYMEX.  Average prices in the company’s primary market are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

STRONG FINANCIAL CONDITION PROVIDES

SOLID FOUNDATION FOR GROWTH

At July 31, 2007, working capital was $27,430,000, up $13,920,000 from last year.  The working capital increase in largely due to the sale of 1,150,000 shares of common stock in July, 2008.  Cash and short-term investments have proportionately increased to $27,390,000, up $14,387,000 from last year.  The company’s only long-term debt is an $85,000 exclusive license obligation.

CAPITAL SPENDING INCREASES

Capital spending for the nine months ended July 31, 2007 totaled $9,908,000, up 46% from last year. The company’s business focuses on two core projects—natural gas drilling and application of its patented Calliope Gas Recovery System.  The company believes that, in combination, the drilling and Calliope projects provide a superb and unique formula for achieving its goal of adding long-lived natural gas reserves and production at reasonable costs and risks.

*          *          *          *          *

Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

CREDO PETROLEUM CORPORATION

RECONCILIATION OF NET INCOME, REVENUE AND EBITDA

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2008	2007	2008	2007

Net Income	$4,036,000	$5,038,000	$3,343,000	$2,447,000

Adjustments - Unrealized (gains) losses on derivative contracts, net of tax	944,000	(302,000)	(2,188,000)	(1,052,000)

Adjusted Net Income	4,980,000	4,736,000	1,155,000	1,395,000

Total Revenue	14,446,000	11,806,000	5,695,000	3,846,000

Adjustments - Realized hedge gains (losses)	(1,024,000)	1,187,000	(1,876,000)	201,000

Adjusted Revenue	13,422,000	12,993,000	3,819,000	4,047,000

EBITDA Calculation
Net Income	4,036,000	5,038,000	3,343,000	2,447,000
DD&A	2,594,000	2,782,000	843,000	883,000
Income Taxes	1,559,000	2,010,000	1,264,000	964,000
Interest	7,000	20,000	2,000	6,000
EBITDA	8,196,000	9,850,000	5,452,000	4,300,000

Adjustments before tax unrealized (gains) losses on derivative contracts	1,309,000	(423,000)	(3,015,000)	(1,466,000)

Adjusted EBITDA	9,505,000	9,427,000	2,437,000	2,834,000

EBITDA is not a GAAP measure of operating performance.  The company uses this non-GAAP performance measure primarily to compare its performance with other companies in the industry that make a similar disclosure.  The company believes that this performance measure may also be useful to investors for the same purpose.  Investors should not consider this measure in isolation or as a substitute for operating income or any other measure for determining the company’s operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation between EBITDA and net income is provided in the table above:

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(table follows)

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2008	2007	2008	2007

REVENUES
Oil and gas sales	$14,321,000	$11,121,000	$5,646,000	$3,613,000
Investment income and other	125,000	685,000	49,000	233,000
	14,446,000	11,806,000	5,695,000	3,846,000

COSTS AND EXPENSES:
Oil and gas production	2,883,000	2,546,000	1,045,000	837,000
Depreciation, depletion and amortization	2,594,000	2,782,000	843,000	883,000
General and administrative	1,034,000	1,020,000	337,000	376,000
Interest	7,000	20,000	2,000	6,000
	6,518,000	6,368,000	2,227,000	2,102,000

INCOME FROM OPERATIONS	7,928,000	5,438,000	3,468,000	1,744,000

GAIN (LOSS) ON DERIVATIVE CONTRACTS
Realized gains (losses) from derivative contracts	(1,024,000)	1,187,000	(1,876,000)	201,000
Unrealized gains (losses) from derivative contracts	(1,309,000)	423,000	3,015,000	1,466,000
	(2,333,000)	1,610,000	1,139,000	1,667,000

INCOME BEFORE INCOME TAXES	5,595,000	7,048,000	4,607,000	3,411,000

INCOME TAXES	(1,559,000)	(2,010,000)	(1,264,000)	(964,000)

NET INCOME	4,036,000	5,038,000	3,343,000	2,447,000

EARNINGS PER SHARE OF COMMON STOCK
Basic	0.43	0.54	0.35	0.26
Diluted	0.42	0.54	0.34	0.26

Condensed Balance Sheet Information	July 31, 2008	October 31, 2007

Cash and Short-Term Investments	$27,390,000	$13,668,000
Other current Assets	4,066,000	2,747,000
Oil and Gas Properties, Net	42,069,000	37,374,000
Exclusive License Agreement, Net	146,000	198,000
Other Assets	2,822,000	1,362,000
	76,493,000	55,349,000

Current Liabilities	4,026,000	3,904,000
Deferred Income Taxes	10,374,000	9,204,000
Derivative Liab. due in more than one year	193,000	—
Exclusive License Agreement Obligation	85,000	85,000
Asset Retirement Obligation	1,118,000	1,016,000
Stockholders’Equity	60,697,000	41,140,000
	76,493,000	55,349,000